Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOUTHPORT ACQUISITION CORPORATION

September 8, 2025

Southport Acquisition Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), hereby certifies that:

FIRST. The Corporation was initially incorporated in the State of Delaware on April 13, 2021. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 2021. A first amendment to the Amended and Restated Certificate, which amended the provisions of the Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on June 9, 2023. A second amendment to the Amended and Restated Certificate, which amended the provisions of the Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on March 14, 2024. A third amendment to the Amended and Restated Certificate, which amended the provisions of the Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on November 13, 2024.

SECOND. This Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the required vote of the stockholders in accordance with Section 211 of the DGCL.

THIRD. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety as follows:

ARTICLE I

The name of the Corporation is Angel Studios, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE III

The present address of the principal office of the Corporation is 295 W Center St., Provo, UT 84601.

ARTICLE IV

The address of the Corporation’s registered office in the State of Delaware 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE V

A.Classes of Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 701,000,000 shares of capital stock, with 700,000,000 shares of common stock, with a par value of $0.0001 per share (the “Common Stock”), of which (i) 500,000,000 shall be designated Class A Common Stock (the “Class A Common Stock”), and (ii) 200,000,000 shall be designated Class B Common Stock (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock are sometimes referred to herein collectively as the “Common Stock”). The Corporation is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share (“Preferred Stock”).

B.Rights of Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of the Class A Common Stock and Class B Common Stock are as follows:

1.Voting Rights.

(a)General Right to Vote Together; Exceptions. Except as otherwise expressly provided in Article V(B)(3)(g) or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders; provided, however, notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, voting together as a single class. There shall be no cumulative voting.

(b)Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share.

2.Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a)Dividends and Distributions. Shares of Common Stock shall be entitled to share equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Corporation; provided, however, that in the event that a Distribution is paid in the form of Common Stock (or Rights to acquire Common Stock, as the case may be), then holders of Class A Common Stock shall be entitled to receive Class A Common Stock (or Rights to acquire such Common Stock, as the case may be), and holders of Class B Common Stock shall be entitled to receive Class B Common Stock (or Rights to acquire such Common Stock, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or Rights to acquire such Common Stock, as the case may be), as applicable. Notwithstanding the foregoing, the Corporation may pay or distribute a disparate Distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such Distribution payable per share, the form in which such Distribution is payable, the timing of the payment, or otherwise) if such disparate Distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each such class, voting separately as a class.

(b)Subdivision or Combination. In the event that the outstanding shares of any class of the Common Stock shall be subdivided or combined, by stock split, reverse split or similar event, into a greater or lesser number of shares of such class of Common Stock, the outstanding shares of all other classes of Common Stock shall, concurrently with the effectiveness of such subdivision or combination, be subdivided or combined in the same proportion and manner, provided, however, that the shares of Class A Common Stock and Class B Common Stock may be subdivided or combined, in a different proportion or manner if such subdivision or combination is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each such class, voting separately as a class.

(c)Merger or Consolidation. In connection with any merger, consolidation, business combination or other similar transaction of the Corporation with or into any other entity, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation.

3.Voluntary and Automatic Conversion into Class A Common Stock.

(a)Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(b)Automatic Conversion. Each one (1) share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the earliest of:

(i)a Transfer of such share; provided that no such automatic conversion shall occur in the case of a Transfer by a holder of Class B Common Stock to a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the holder (such person or entity, an “affiliate”), or, for tax or estate planning purposes, to any of the persons or entities listed in clauses (A) through (F) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such holder of Class B Common Stock and/or any other Permitted Transferee established by or for such holder of Class B Common Stock, as follows:

(A)a trust for the benefit of such holder or persons other than such holder so long as such holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such holder and, provided, further, that in the event that such holder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of the Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(B)a trust under the terms of which such holder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as such holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event that such holder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(C)an individual retirement account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such holder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event that such holder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(D)a corporation in which such holder directly, or indirectly through one or more Permitted Transferees, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event that such holder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(E)a partnership in which such holder directly, or indirectly through one or more Permitted Transferees, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event that such holder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(F)a limited liability company in which such holder directly, or indirectly through one or more Permitted Transferees, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event that such holder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(ii)the date specified by a written notice and certification request of the Corporation to the holder of such share of Class B Common Stock requesting a certification, in a form satisfactory to the Corporation, verifying such holder’s ownership of Class B Common Stock and confirming that a conversion to Class A Common Stock has not occurred, which date shall not be less than sixty (60) calendar days after the date of such notice and certification request; provided that no such automatic conversion pursuant to this subsection (ii) shall occur in the case of a holder or its Permitted Transferees that furnishes a certification satisfactory to the Corporation prior to the specified date. Such written notice and certification request shall be mailed to the stockholder at his or her address as it appears on the Corporation’s records or electronically transmitted in the manner provided in the Bylaws of the Corporation.

(c)Conversion Upon Death or Permanent Incapacity. Each share of Class B Common Stock held of record by a holder who is a natural person, or by such holder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Permanent Incapacity of such holder.

(d)Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Second Amended and Restated Certificate of Incorporation, relating to the conversion of shares of Class B Common Stock to shares of Class A Common Stock, as it may deem necessary or advisable in connection therewith, and the general administration of this dual-class stock structure, including the issuance of stock certificates (or equivalent ownership evidence) with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(e)Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Article V(B)(3)(b)(i), such conversion shall be deemed to have been made at the time that the Transfer of shares occurred. Upon any conversion of shares of Class B Common Stock to shares of Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates, if any, representing the shares of Class B Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Article V(B) shall be retired and no longer authorized and may not be reissued.

(f)Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(g)Protective Provisions. The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive this Article V(B)(3) (or adopt any provision inconsistent therewith), unless such action is first approved by the affirmative vote (or written consent) of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and the holders of Class A Common Stock shall have no right to vote thereon.

C.Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

ARTICLE VI

The following terms, where capitalized in this Second Amended and Restated Certificate of Incorporation, shall have the meanings ascribed to them in this Article VI:

“Distribution” means (i) any dividend or distribution of cash, property or shares of the Corporation’s capital stock and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Permanent Incapacity” means permanent and total disability such that such holder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute as to whether such holder is “Permanently Incapacitated”, no Permanent Incapacity of such holder shall be deemed to have occurred unless and until an affirmative ruling regarding such Permanent Incapacity has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Transfer” of a share of capital stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of capital stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of capital stock by proxy or otherwise, other than the Transfer of exclusive Voting Control with respect to shares of capital stock of a holder as permitted in Article V(B)(3)(b) and Article V(B)(3)(c); provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; (b) the pledge of shares of capital stock by a holder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such holder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of capital stock or other similar action by the pledgee shall constitute a “Transfer”; (c) the fact that, as of the adoption of this Second Amended and Restated Certificate of Incorporation of the Corporation or any time thereafter, the spouse of any holder of capital stock possesses or obtains an interest in such holder’s shares of capital stock arising solely by reason of the application of the community property laws of any jurisdiction; or (d)

entering into a voting agreement (with or without a proxy) solely with stockholders who are holders of capital stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time, and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of capital stock.

“Voting Control” with respect to a share of capital stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of capital stock by proxy, voting agreement, or otherwise.

ARTICLE VII

A.Board Size. The total number of authorized directors constituting the Board of Directors (the “Whole Board”) shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.

B.Tenure. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances; (i) the directors shall be elected at the annual meeting of the stockholders and shall hold office until the next annual meeting of the stockholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal; (ii) each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal; (iii) any director may resign at any time upon written notice to the attention of the President or Secretary at the principal office of the Corporation; and (iv) any director may be removed at any time with or without cause only by the affirmative vote of the holders of a majority in voting power of the shares of the Common Stock. No decrease in the number of directors constituting the Whole Board shall shorten the term of any director.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by the DGCL, and subject to the terms of any series of Preferred Stock, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

A.Director and Officer Exculpation. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

B.Indemnification and Advancement of Expenses.

1.To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses, as incurred (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement), reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article IX(B) or otherwise. The rights to indemnification and advancement of expenses conferred by this Article IX(B) shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article IX(B)(1), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

2.The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article IX(B) shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.

3.Any repeal or amendment of this Article IX(B) by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article IX(B), shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

4.This Article IX(B) shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, including any claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation; or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action or proceeding shall be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). The foregoing sentence shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders for any purpose or purposes shall be called only: (i) by the Board of Directors, the Chair of the Board, the Chief Executive Officer or president (in the absence of a Chief Executive Officer) or (ii) by the Secretary, upon the written request, made in accordance with, and subject to, the Bylaws of the Corporation, of one or more stockholders of record who own, and have continuously owned for at least one year prior to the date such request is delivered to the Secretary, in the aggregate, at least 25% of the voting power of the shares of capital stock of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein or in the Bylaws of the Corporation shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

ARTICLE XII

To the fullest extent permitted by law (including without limitation Section 122(17) of the DGCL), the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its non-employee directors or stockholders, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the non-employee directors or stockholders of the Corporation, or any of their respective affiliates, will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the non-employee directors of the Corporation only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent such director is permitted to refer that opportunity to the Corporation without violating another legal obligation (an “Excluded Opportunity”). No non-employee director or stockholder of the Corporation, or any of their respective affiliates, shall have any liability to the Corporation, any of its affiliates or stockholders for breach of any duty, as a director or otherwise, by reason of the fact that such person pursues or acquires an Excluded Opportunity, directs an Excluded Opportunity to another person or fails to present an Excluded Opportunity, or information regarding an Excluded Opportunity, to the Corporation or any of its affiliates or stockholders.

Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XII.

This Article XII shall not limit any protections or defenses available to, or indemnification rights of, any non-employee director of the Corporation under this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as either may be amended from time to time) or applicable law. The renunciation of any interest in or expectancy with respect to any corporate opportunity in this Article XII shall not be deemed exclusive of or limit in any way any other renunciation of a corporate opportunity by the Corporation or the Board of Directors or protection to which any person covered by this Article XII may be or may become entitled under any statute, bylaw, resolution, agreement, vote of stockholders or disinterested directors or otherwise.

Neither the alteration, amendment, termination, expiration or repeal of this Article XII nor the adoption of any provision inconsistent with this Article XII shall eliminate or reduce the effect of this Article XII in respect of any matter occurring, or any cause of action that, but for this Article XII, would accrue or arise, prior to such alteration, amendment, termination, expiration or repeal.

ARTICLE XIII

If any provision of this Second Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Second Amended and Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Second Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Second Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIV

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

* * *

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective as of the date first written above.

SOUTHPORT ACQUISITION CORPORATION

By:
Name:
Title: